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                                   EXHIBIT 20

                          LONDON FINANCIAL CORPORATION
                               2 EAST HIGH STREET
                               LONDON, OHIO 43140
                                 (740) 852-0787

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON _________ ___, 2004

      Notice is hereby given that the special meeting of shareholders of London Financial Corporation will be held on ________________, 2004 at __:___ _.m., Eastern Time, at _____________________________, London, Ohio. A joint prospectus/proxy statement and proxy card for the special meeting are enclosed. The special meeting will be held for the purpose of considering and voting upon the following matters:

      1. To approve and adopt an agreement and plan of merger, dated as of March 26, 2004, by and among London Financial Corporation, The Citizens Bank of London, Camco Financial Corporation and Advantage Bank, as amended, and the transactions contemplated by that amended agreement, including the merger of London Financial into Camco and the merger of Advantage Bank into Citizens Bank, and the exchange of each outstanding share of London Financial, no par value per share, into the right to receive $26.50, 1.56342 shares of Camco common stock or a combination of cash and Camco common stock; and

      2. Such other business incident to the conduct of the special meeting as may properly come before the special meeting and any adjournment or postponement of the special meeting, including adjournment of the special meeting to allow for additional solicitation of shareholder votes in order to obtain the required vote to approve and adopt the merger agreement and to approve the transactions contemplated by the merger agreement.

      The board of directors of London Financial has established _____________, 2004, as the record date for the determination of shareholders entitled to receive notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. Only record holders of London Financial common shares as of the close of business on that date will be entitled to vote at the special meeting or any adjournment or postponement of the special meeting. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

THE LONDON FINANCIAL BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE MATTERS PROPOSED.

                                             By Order of the Board of Directors,

                                             John J. Bodle, President

_______________, 2004

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